Exhibit 99.1

MPG Announces Closure of Brillion Iron Works Foundry as Part of Optimization Strategy

Southfield, Mich. – September 12, 2016 – Metaldyne Performance Group Inc. (NYSE: MPG), a leading provider of highly engineered components for use in powertrain and suspension applications for the global light, commercial and industrial vehicle markets, announced the planned closure of  the Wisconsin-based Brillion Iron Works, which was recently acquired from Accuride Corporation (NYSE: ACW).

The Brillion foundry will cease molding and melt operations in the fourth quarter of 2016. Brillion employs 293 hourly and 49 salaried employees. Transfer opportunities will be made available to relocate employees to other MPG locations as opportunities exist.

“A severe downturn in the Heavy Truck, Mining, Agriculture and Industrial Markets is forcing the foundry industry to consolidate production into fewer facilities,” said Doug Grimm, President and COO of MPG. “This was a difficult decision that impacts Brillion’s dedicated and skilled workforce. Where feasible, we hope to relocate as many employees as possible to other MPG locations.”

The existing Brillion business will be transferred to five MPG casting plants located in Browntown, WI; Reedsburg, WI; St. Cloud, MN; Iron Mountain, MI; and New Castle, IN.

About MPG

MPG is a leading provider of highly engineered lightweight components for use in powertrain and suspension applications for the global light, commercial and industrial vehicle markets. MPG produces these precision components and modules using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG's metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly. Headquartered in Southfield, Michigan, MPG has a global footprint spanning more than 60 locations in 13 countries across North and South America, Europe and Asia with approximately 12,000 employees.   For more information, visit www.mpgdriven.com.

Contact Information:

Media

Erin Millerschin

The Millerschin Group

(248) 276-1970 (office)

(248) 701-5828 (cell)

emillerschin@millerschingroup.com

Investors

David Gann

MPG

Vice President, Investor Relations & Communications

(248) 727-1841

dgann@mpgdriven.com